Exhibit 10.1

PROSOMNUS SLEEP TECHNOLOGIES, INC.
RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between ProSomnus Sleep Technologies, Inc., a Delaware corporation, and its parent, affiliates and/or subsidiaries (the “Company”), and Mark Murphy (the “Executive”) as of September 3, 2023 (the “Effective Date”). The Company and Executive are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”

RECITALS

WHEREAS, Executive has been employed by the Company as its Chief Growth Officer pursuant to the Employment Agreement entered into between the Parties effective as of October 3, 2021 (the “Original Agreement”);

WHEREAS, Executive desires to voluntarily transition to the full-time position of Lead Faculty Clinical Education (“LFCE”) with the Company and the Company desires that Executive remain employed with the Company as a part-time employee pursuant to the terms of this Agreement; and

WHEREAS, in connection with the transition of Executive’s employment to LFCE and in consideration for Executive’s continued employment with the Company, Executive and the Company desire to enter into the Release Agreement attached hereto as Exhibit A.

NOW THEREFORE, in consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.Employment. As of the Effective Date, Executive shall no longer serve as the Company’s Chief Growth Officer and shall, pursuant to the terms of this Agreement, be employed by the Company as its Lead Clinical Faculty on a full-time basis. Executive agrees and acknowledges that the transition to the LCF position is entirely voluntary and at Executive’s request, and does not constitute “Good Reason” as defined in Section 4.1.5 of the Original Agreement. This Agreement comprises the complete agreement between Executive and the Company with respect to the terms of Executive’s employment as of the Effective Date and supersedes the Original Agreement, any term sheets, discussions or promises made by anyone, concerning Executive’s employment, other than the existing Proprietary Information and Invention Assignment Agreement dated August 27, 2017, as well as the new Proprietary Information and Invention Assignment Agreement dated September 3, 2023 and Employee Confidentiality Agreement dated

September 3, 2023 , each attached hereto and included as Exhibit B and the Code of Conduct signed by Executive attached hereto as Exhibit C.

2.Term of Employment. This Agreement shall be binding upon and enforceable against both Parties immediately upon the mutual execution of this Agreement. The Agreement’s term and the employment relationship created hereunder will begin on the Effective Date and will remain in effect until terminated in accordance with Section 6 of this Agreement (the “Term”). Either Party may terminate this Agreement at any time and for any reason subject to the terms of Section 6. The period during which Executive remains employed under this Agreement is the “Employment Period” and the date the Employment Period ends for any reason is the “Separation Date.”

3.Duties and Obligations.

3.1Duties. As the Company’s LCF, Executive shall lead, develop, and implement all clinical educational strategies, events, and affiliate activities, both external (customer and industry facing) and internal (sales and technical teams) and shall report directly to the Company’s Vice President, Global Marketing Services.

3.2Schedule.  Executive shall work an average of thirty (30) per week.

3.3Time and Attention. Except as set forth herein, Executive shall (a) devote his attention, best efforts, energy and skill to the business of Company during the term of his employment as necessary to effectively and efficiently execute his job responsibilities set forth herein and in accordance with the Company’s policies and applicable law, (b) use Executive’s best efforts to promote the success of the Company, (c) not do anything, or permit anything to be done at Executive’s direction, that is inconsistent with Executive’s duties to the Company or opposed to its best interests, (d) not become interested, directly or indirectly, as a partner, officer, director, employee, advisor, independent contractor, or consultant of any business similar to or that competes with the Company’s actual or reasonably anticipated business, research, or development, and (e) cooperate fully with the CEO in the advancement of the best interests of the Company. Notwithstanding the foregoing, Executive may continue to engage in the activities related to his private dental practice that do not compete with the Company and may engage in outside charitable or civic activities that do not interfere with Executive’s performance of the duties and responsibilities in this Agreement, provided that any outside activity requiring Executive to become a member of a board (whether charitable or not) shall be subject to the Company’s prior written approval.

3.4Compliance. Executive agrees to abide by, and conduct business in accordance with and subject to, all applicable Company policies and procedures, including without limitation, all applicable employment and ethical policies and all client conflict of interest policies applicable to executives of the Company, as such policies may exist from time to time, including without limitation the Code of Business Conduct signed by Executive and attached hereto as Exhibit C (the “Code of Conduct”). In the event that the terms of this Agreement differ from or are in conflict with the Code of Conduct, or any of the Company's policies, practices or a general memorandum to employees, then this Agreement shall control.  Executive agrees to submit conflict of interest declarations in accordance with Company policies if required. Executive also understands and agrees that the business and affairs of the Company will be conducted in accordance with the Company’s corporate policies, as well as the Company’s legal and ethical standards, including but not limited to, those requiring compliance with all commercial, tax, labor, employment, and other applicable laws.  Nothing in this Section 3.4 restricts or prohibits Executive from exercising rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees, or any other protected activity under applicable federal or state law.

3.5Location. Unless the Parties otherwise agree in writing, during Executive's employment, Executive shall perform the services Executive is required to perform pursuant to this Agreement from his home office, currently located in Michigan, provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's business.

4.Licenses. Executive hereby represents and warrants that Executive is in possession of any and all licenses required to perform the duties contemplated by this Agreement and that all such licenses are in good standing and have not been revoked, repealed, suspended or terminated and that Executive is not in violation of any of the requirements of any such license.

5.Compensation.

5.1Base Salary. Executive will be paid an annual base salary (“Base Salary”) of One Hundred Fifty Thousand and 00/100 Dollars ($150,000) beginning as of the Effective Date in accordance with the Company’s normal payroll practices, subject to applicable tax withholding. The Annual Base Salary shall be reviewed annually and is subject to adjustment in the good faith discretion of the Company’s Board of Directors (the “Board”) and/or Chief Executive Officer.

5.2Bonus Compensation. Upon the Effective Date, Executive shall continue to be eligible to receive an Annual Bonus equal to a maximum of 25% of Executive's Base Salary (“Bonus Potential”), based on the achievement of individual and Company performance metrics as determined in the sole discretion of the Board. Any prior accrued bonus before the Effective Date shall be on a prorated basis.  The Annual Bonus is not guaranteed and shall be paid solely at the discretion of the Board. The Company shall pay the Annual Bonus, if any, no later than the twentieth (20th) day following the date the Company's auditors sign-off on the Company financial statements for its fiscal year. This usually occurs on or around the month of May, for the previous year. In order to be eligible to receive the Annual Bonus, Executive must be employed on the date the Company pays the Annual Bonus

5.3Equity. Executive acknowledges and agrees that on January 27, 2023 (the “Award Date”) Executive was granted the option purchase 40,930 shares of the Company’s common stock (the “Option Shares”) at an exercise price of $5.20 per share subject to the vesting of the Option Shares  according to the following schedule: twenty-five percent (25%) of the Option Shares shall vest and become exercisable on each of the first and second anniversary of the Award Date and 1/16th of the remaining Option Shares shall vest each calendar quarter following the second anniversary of the Award Date. Executive further acknowledges and agrees that the Options Shares are the only Company equity to which Executive has any right or interest therein as of the Effective Date of this Agreement. Executive shall continue to vest in Option Shares pursuant to the terms of the Company’s 2022 Equity Incentive Plan and the Terms and Conditions of Stock Option and Notice of Grant of Stock Option. Executive shall continue to be eligible to participate in the Company’s Employee Stock Purchase Plan (“ESPP”) subject to the terms and conditions of the ESPP documents and purchase agreements.

5.4Benefits. Executive will be offered participation in the Company’s employee benefit programs generally available to the Company’s executives, subject to the terms and conditions of each such program. In order to participate, Executive will be required to enroll such benefit programs in a timely manner and in accordance with the programs’ enrollment procedures.  Nothing in this Agreement shall require the Company to maintain any Company sponsored benefit program or preserve any benefit levels thereunder. The Company reserves the right to amend or terminate any employee benefit program in its sole and absolute discretion in accordance with the program documents and applicable law.

5.5Paid Time Off. As a full-time employee, Executive shall be eligible for PTO accrual in accordance with the Company’s full-time employee PTO policies and shall be entitled to sick-pay in accordance with applicable law.

5.6Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable, customary, and necessary business expenses, including expenses required for professional development and legal compliance in accordance with the Company’s expense reimbursement policies and subject to Executive’s submission of appropriate documentation of such expenses.

6.Termination of Employment.

6.1Termination By the Company. The Executive's employment with the Company may be terminated under the following conditions:

(a)Death or Disability. The Executive's employment with the Company shall terminate effective upon the date of Executive's death or “Complete Disability” (as defined in Section 6.8(a)).

(b)For Cause. The Company may terminate Executive's employment under this Agreement for “Cause” (as defined in Section 6.8(b)) by delivery of written notice to Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this shall affect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 11.1 below.

6.2Without Cause. The Company may terminate Executive's employment under this Agreement at any time and for any reason by delivery of written notice of such termination to Executive. Any notice of termination given pursuant to this Section 6.2 shall affect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 11.1 below.

6.3Termination by Executive. Executive may voluntarily terminate his employment hereunder for any reason upon thirty (30) days written notice to the Company.

6.4Termination by Mutual Agreement of the Parties. The Executive's employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

6.5Compensation Upon Termination.

(a)Death or Complete Disability. If Executive's employment shall be terminated by death or Complete Disability as provided in Section 6.8(a), the Company shall pay Executive's accrued Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination to Executive and/or Executive's heirs, as applicable, and the Company shall thereafter have no further obligations to Executive and/or Executive's heirs under this Agreement.

(b)Cause, Resignation, Mutual Agreement. If Executive's employment shall be terminated by the Company for Cause, by Executive's voluntary termination or by mutual agreement of the Parties, the Company shall pay Executive's accrued Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of the notice of termination to Executive, at the time Executive provides notice of termination, or at the time the Parties mutually agree to terminate Executive's employment, as applicable, and the Company shall thereafter have no further obligations to Executive under this Agreement.

(c)Without Cause . If the Company shall terminate Executive's employment without Cause, then upon Executive's furnishing to the Company an executed release and waiver of claims (a form of which is attached hereto as Exhibit D), Executive shall be entitled to the following:

(i)Executive's Base Salary and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings and any  (the “Accrued Obligations”);

(ii)Payment of an amount equal to Executive’s Base Salary in effect at as of the Separation Date, in pro rata installments with the Company's regular payroll, in effect at the time of termination subject to standard deductions and withholdings until the earliest to occur of (x) the expiration of three (3) months following the effective date of Executive's executed release and waiver of claims (Exhibit D), or (y) the date Executive commences full or part-time employment or consulting arrangements with another person or entity, or (z) the date Executive violates any of the post employment covenants set forth below in Section 10.

(iii)Subject to Executive's valid COBRA election, the Company shall make payment of Executive's premiums on the same terms that existed prior to Executive's termination until the earliest to occur of (x) the expiration of three (3) months following the effective date of Executive's executed release and waiver of claims (Exhibit D), or (y) the date Executive receives health, dental and vision coverage through another policy of insurance, or (z) the date Executive violates any of the post-employment covenants set forth below in Section 10, provided, however, that if such payment of premiums would otherwise violate the nondiscrimination rules or cause the coverage to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act'') or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), these payments shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Code Section 105(h).

(d)Notwithstanding the foregoing, the benefits described in subsections 6.5 (c)(ii) and 6.5(c)(iii) shall commence on the first payroll period following the date the Release becomes effective and irrevocable; provided, however, that if the 60th day following the date of termination occurs in the calendar year following the year of termination, then such payments shall commence no earlier than January 1 of such subsequent calendar year. The first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following Executive's last day of employment if such deferral had not been required.

6.6Condition on Obligations. Notwithstanding any provisions in this Agreement to the contrary, including any provisions contained in this Section 6, the Company's obligations, and

Executive's rights, pursuant to Section 6.6 shall cease and be rendered a nullity immediately should Executive violate Executive’s restrictive covenant obligations set forth in Section 10, or should Executive violate the terms and conditions of Executive's Proprietary Information and Inventions Agreement. Further, Executive covenants and agrees to notify the Company within five (5) business days of Executive's acceptance of employment or consulting or receipt of benefits as set forth above respectively in Section 6.5(c) (ii) and (iii).

6.7Termination of Obligations. In the event of the termination of Executive's employment hereunder and pursuant to this Section 6, the Company shall have no obligation to pay Executive any Base Salary, bonus, incentive compensation or other compensation or benefits, except as provided in this Section 6 or for benefits due to Executive (and/or, if applicable, Executive's dependents under the terms of the Company's benefit plans). Executive acknowledges and agrees that upon termination (for any reason), the Company may offset (and deduct from final payments) amounts Executive owes it or its affiliates or subsidiaries against any amount it owes Executive pursuant to this Section 6.

6.8Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)Complete Disability. “Complete Disability” shall mean the inability of Executive to perform Executive's duties under this Agreement because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term “Complete Disability” shall mean the inability of Executive to perform Executive's duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive's usual services for the Company for a period of at least one hundred twenty (120) consecutive days during any twelve (12) month period. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

(b)For Cause. “Cause” for the Company to terminate Executive's employment hereunder shall mean the occurrence of any of the following events:

(i)The willful failure by Executive to comply with all material applicable laws in performing Executive's job duties or in directing the conduct of the Company's business;

(ii)Executive’s conviction of, or entry of a plea of guilty or nolo contendere to a felony;

(iii)Executive’s conviction of an any misdemeanor or summary offense that will, in the opinion of the Company determined in good faith, adversely affect in any material respect of the Company’s, or the Company’s parent’, affiliates’, or subsidiaries (collectively the “Company Group”) prospects or reputation or Executive’s ability to perform Executive’s obligations or duties to the Company;

(iv) Executive’s intentional and continuous failure substantially to perform Executive’s reasonably assigned duties for the Company or the Company Group (other than due to a Complete Disability of which the Company has been put on official notice), which failure has continued for a period of at least thirty (30) days after the Company provides Executive a written notice of demand for substantial performance;

(v)Executive’s gross negligence or willful misconduct in the performance of Executive’s duties which is not curable or has continued for a period of at least thirty (30) days after the Company provides Executive with written notice detailing the actions necessary to cure such gross negligence or willful misconduct;

(vi)Executive’s commission of fraud, theft or dishonesty against the Company and/or the Company Group or any act or omission intended to result in Executive’s personal gain in violation of law or duty of loyalty to the Company;

(vii)Executive’s material violation or breach of this Agreement or any other agreement with the Company;

(viii)Conduct of Executive that brings or is reasonably likely to bring the Company or the Company Group negative publicity or into public disgrace, embarrassment, or disrepute;

(ix)Executive’s breach of fiduciary duty to the Company;

(x)Executive’s current alcohol or prescription drug abuse that affects work performance, or current use of illegal drugs; or

(xi)Executive’s failure to comply with any applicable Company policy including, without limitation the Company’s Code of Conduct and any policies prohibiting harassment, discrimination, or intimidation.

7.Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, no severance pay or benefits to be paid or provided, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A. Similarly, to the extent required to avoid penalty taxes under Section 409A, no severance payable, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. If any applicable consideration and revocation period with respect to a severance agreement begins in one calendar year and ends in a second calendar year, then regardless of the date on which such agreement is actually executed, any severance payments (if owed) will be paid or will begin in such second calendar year. In no event shall any payment or benefit under this Agreement that is subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

If and to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (a) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (c) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during any taxable year will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year, and (d) any reimbursement shall be for expenses incurred during the period of time specified in this Agreement and if no time period is specified, shall be for expenses incurred during Executive’s lifetime. It is the intent of this Agreement to comply with, or be exempt from, the requirements of Section 409A so that none of the payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. Notwithstanding the foregoing, neither the Company nor its affiliates shall be liable for and shall bear no responsibility for any penalties that may assessed against Executive for violation of Section 409A and the Company recommends Executive seek independent tax advice with respect to the terms of this Agreement.

Further notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company Employee is a “specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months and 1 day following termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

8.Protected Conduct.

8.1Nothing in this agreement shall limit Executive’s rights and obligations to disclose unlawful conduct observed or experienced by Executive including but not limited to any violations of applicable labor and employment statutes, discrimination, or harassment. Further, nothing in this Agreement prohibits Executive from (i) opposing an event or conduct reasonably believed to be a violation of law, including criminal conduct, discrimination, harassment or other unlawful employment practices or of a recognized clear mandate of public policy, or (ii) reporting such an event or conduct to Executive’s attorney, law enforcement, or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, the state division of human rights, or a local commission on human rights), or (iii) making any truthful statements or disclosures required by law or otherwise cooperating in an investigation conducted by any government agency (collectively referred to as “Protected Conduct”). Further, nothing requires notice to or approval from the Company before engaging in such Protected Conduct. To the extent Executive is required by a valid order of a court of competent jurisdiction or an authorized government agency to disclose Confidential Information, Executive shall provide, to the extent reasonably practicable, advance notice to the Company sufficient to permit the Company to take any necessary measures, including securing an appropriate Protective Order, to protect its Confidential Information.

8.2DTSA Notice.  Executive acknowledges notice that pursuant to the Defend Trade Secrets Act (DTSA), 18 U.S.C. § 1833(b): (1) no individual (consultant, contractor or employee) will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. The foregoing shall not be construed to invite, permit, or limit liability for otherwise illegal activity such a breaking and entering, illegal computer access (hacking) or theft of the Company property.

9.Arbitration

9.1Arbitrable Claims. All disputes between Executive (and Executive's attorneys, successors, and assigns) and the Company (and its parent, and its affiliates, subsidiaries, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to Executive's employment or the termination of Executive's employment, including, without limitation, all disputes arising under this Agreement ("Arbitrable Claims"), shall be resolved by final and binding arbitration to the fullest extent permitted by law. All persons and entities specified in the preceding sentence (other than Company and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section 9. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the applicable state and local fair employment statutes and the Family Medical Leave Act, all as amended, as well as all claims under any applicable state or federal statute including but not limited to the Elliott-Larsen Civil Rights Act (race, color, religion, national origin, age, sex, marital status, familial status, height and weight); the Michigan Persons With Disabilities Civil Rights Act (disability); the Michigan Wage Payment Act (MCL Section 408.471) (wages and benefits); the Polygraph Protection Act of 1981 (restrictions on the use of polygraphs); the Michigan Whistleblower's Protection Act (MCLA Section 15.361); the common law of the State of Michigan, the state labor or wage and hour code, and any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, harassment, discrimination, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, defamation, invasion of privacy, all claims related to disability and all wage or benefit claims, including, but not limited to, claims for salary, bonuses, profit participation, commissions, stock, stock options, vacation pay, fringe benefits or any form of compensation. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims, except that the Parties may seek interim injunctive relief and other provisional remedies in court as set forth in this Agreement. The Parties hereby waive any rights they may have to trial by jury or any other form of administrative hearing or procedure in regard to the Arbitrable Claims.

9.2Procedure. Arbitration of Arbitrable Claims shall be in accordance with the then existing JAMS Rules for the Resolution of Employment Disputes, as amended ("JAMS Employment Rules"), as augmented in this Agreement. Arbitration shall be initiated as provided by the JAMS Employment Rules, although the written notice to the other Party initiating arbitration shall also include a statement of the claim(s) asserted and all the facts upon which the claim(s) are based. Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted at the JAMS office located nearest to the location where Executive performs services for the Company. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 9.

9.3Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the Parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the Parties cannot agree on an arbitrator, then the complaining Party shall notify JAMS and request selection of an arbitrator in accordance with the JAMS Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved Party. No other aspect of any ruling by the arbitrator shall be appealable, and all other aspects of the arbitrator's ruling shall be final and non-appealable, except as set forth herein. The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law. The arbitrator shall be required to issue a written arbitration decision including the arbitrator's essential findings, conclusions and a statement of award. The Company shall pay all arbitration fees in excess of what the Executive would have to pay if the dispute were decided in a court of law. Except as set forth herein, the arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

9.4Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the Parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall to the extent allowed by law be filed under seal. The Parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection 9.4 concerning confidentiality.

9.5Continuing Obligations. The rights and obligations of Executive and Company set forth in this Section 9 shall survive the termination of Employee's employment and the expiration of this Agreement.

9.6Exception for Injunctive Relief. Notwithstanding the foregoing, in order to provide for interim relief pending the finalization of arbitration proceedings hereunder, nothing in this Section 19 shall prohibit the Parties from pursuing, a claim for interim injunctive relief, for other applicable provisional remedies, and/or for related attorneys' fees in a court of competent jurisdiction in order to prevent irreparable harm pending the conclusion of the arbitration.

9.7JAMS Appeal.

(a)The Parties also hereby agree to the JAMS Optional Appeal Procedures in the event either Party wishes to appeal any aspect of the original single arbitrator's award pursuant to Section 9.3 herein. The appeal panel will consist of three neutral members unless the Parties agree that there will be one neutral member. Upon the filing of an appeal in accordance with Section 9.7(b) below, the JAMS case manager will recommend to the Parties an appeal panel and will make any disclosures that are mandated by applicable law regarding the candidates for the appeal panel. The case manager will seek the agreement of the Parties as to the selection of the appeal panel members. If the Parties do not agree on the composition of the appeal panel within seven (7) calendar days of having received the case manager recommendations for the appeal panel, the JAMS case manager will appoint an appeal panel.

(b)The procedure for filing and arguing an appeal shall be as follows:

(i)Any Party may appeal an arbitration award that has been rendered pursuant to Section 19.3 herein and has become final. The appeal must be served, in writing, to the JAMS case manager and on the opposing Party within fourteen (14) calendar days after the arbitration award has become final. The letter or other writing evidencing the appeal must specify those elements of the arbitration award that are being appealed and must contain a brief statement of the basis for the appeal.

(ii)Within seven (7) calendar days of the service of the appeal, the opposing Party may serve on the JAMS case manager and on the opposing Party a cross-appeal with respect to any element of the arbitration award. The letter or other writing evidencing the cross-appeal must specify those elements of the arbitration award that are being appealed and must contain a brief statement of the basis for the cross-appeal.

(iii)The record on appeal will consist of the stenographic or other record of the arbitration hearing and all exhibits, deposition transcripts, and affidavits that had been accepted into the record of the arbitration hearing by the original arbitrator selected per Section

19.3. The Parties will cooperate with the JAMS case manager in compiling the record on appeal, and the JAMS case manager will provide the record to the appeal panel. No evidence not previously accepted by the original arbitrator will be considered by the appeal panel, unless the basis of the appeal is non-acceptance by the original arbitrator of certain evidence or unless the appeal panel determines that there is good cause to re-open the record pursuant to the applicable JAMS Arbitration Rules.

(iv)The Parties may elect to rely on the memoranda or briefs previously submitted to the original arbitrator. In the absence of such election, the JAMS case manager will obtain the agreement of the Parties on a briefing schedule. If no agreement is reached, the JAMS case manager will set a reasonable briefing schedule.

(v)The appeal panel will conduct an oral argument if all Parties request such argument or may conduct oral argument, in complex cases or unusual circumstances, on its own initiative. If there is to be oral argument, the JAMS case manager will obtain the agreement of the Parties on both the date of such argument and the duration, including the allocation of time. In the absence of agreement, the appeal panel will set the date and duration of the oral argument, including the allocation of time.

(vi)Once an appeal has been timely filed, the arbitration award is no longer considered final for purposes of seeking judicial enforcement, modification or vacating pursuant to the applicable JAMS Arbitration Rules.

(vii)The appeal panel will apply the same standard of review that the first-level appellate court in the applicable jurisdiction would apply to an appeal from the trial court decision. The appeal panel will respect the evidentiary standard set forth in Rule 22(d) of the JAMS Comprehensive Arbitration Rules, as amended. The appeal panel may affirm, reverse or modify an award. The appeal panel may not remand to the original arbitrator, but may re-open the record in order to review evidence that had been improperly excluded by the original arbitrator or evidence that is now necessary in light of the panel's interpretation of the relevant substantive law. A three-member appeal panel will make its decision by majority vote and, absent good cause for an extension, will issue the decision within twenty-one (21) calendar days of the date of either oral argument, the receipt of the new evidence or receipt of the record and of all briefs, whichever is applicable or later. The appeal panel's decision will consist of a written statement, unless all Parties agree otherwise.

(viii)If a Party refuses to participate in the appeal procedure set forth herein after having agreed to do so, the appeal panel will maintain jurisdiction over the appeal and will consider the appeal as if all Parties were participating, including retaining the authority to modify any arbitration award or element of an arbitration award that had previously been entered in favor of the non-participating Party, assuming it finds that the record, after application of the appropriate standard of appeal, justifies such action.

(ix)After the appeal panel has rendered a decision, JAMS will issue the decision by serving copies on the Parties. Service will be deemed effective five (5) calendar days after deposit in the U.S. Mail. Upon service of the appeal panel decision, the arbitration award will be final for purposes of judicial review.

10.Restrictive Covenants.

10.1The Executive agrees to continue to abide by the Proprietary Information and Inventions Agreement attached hereto, and incorporated herein, as Exhibit B. The Executive further agrees that the terms of the Proprietary Information and Inventions Agreement supplement, but do not replace or supersede, the terms of this Agreement. Therefore, notwithstanding any overlap between the terms of this Agreement and the terms of the Proprietary Information and Inventions Agreement, the Company, may enforce, or seek to enforce, any term or provision of this Agreement and/or the Proprietary Information and Inventions Agreement.

10.2The Executive recognizes that Executive's employment with the Company will involve contact with information of substantial value to the Company, which is not old and/or generally known in the trade, and which gives the Company, an advantage over their competitors who do not know or use it, including but not limited to, techniques, processes, know how, strategies, marketing, and/or advertising plans or arrangements, developments, computer programs, sales, supplier, broker lists, borrower lists and information, service provider, vendor, employee lists and information, distributor, and customer information, and business and financial information relating to the business, products, services, practices and techniques of the Company, (hereinafter referred to as "Confidential and Proprietary Information"). Executive acknowledges that the Company has expended substantial time and money to create, acquire, gather and maintain the confidentiality of their Confidential and Proprietary Information. The Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by the Executive from whatever source and will not, either during Executive's employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company's Chief Executive Officer or Board of Directors, as applicable.

10.3While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company's Confidential and Proprietary Information from unauthorized disclosure or use, that the Executive will not, either directly or through others, solicit or attempt to solicit any Company client, customer or business partner (or prospective client, customer or business partner) for the same or substantially same services, products or sales that were provided to the Company client, customer or business partner in the one year period prior to Executive's termination of employment. Executive acknowledges that the harm done to the Company by the use or disclosure of its Confidential and Proprietary Information while significant, may be difficult to assess, thereby necessitating the restrictions provided herein and that given the harm that could be caused to the Company by such disclosure or use, the restrictions provided herein are reasonable and necessary; and would not prevent, harm or impede the Executive from engaging in Executive's chosen profession.

10.4While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company's Confidential and Proprietary Information from unauthorized disclosure or use, that the Executive will not, either directly or through others, solicit or attempt to solicit any Company employee, consultant, or independent contractor to terminate his or her relationship with the Company in order to become an employee, consultant, independent contractor, to or for, any other person or business entity. Executive acknowledges that the harm done to the Company by the use or disclosure of its Confidential and Proprietary Information while significant, may be difficult to assess, thereby necessitating the restrictions provided herein and that given the harm that could be caused to the Company by such disclosure or use, the restrictions provided herein are reasonable and necessary; and would not prevent, harm or impede the Executive from engaging in Executive's chosen profession.

10.5Notwithstanding any provision of this Agreement prohibiting the disclosure of trade secrets or other Confidential Information, Executive may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, so long as such disclosure is solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a proceeding against Company for retaliating against Executive for reporting a suspected violation of law, Executive may disclose the underlying trade secret to Executive's attorney and use the trade secret in the court proceeding, so long as Executive files all documents containing or identifying the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

11.General Provisions.

11.1Notices. All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

ProSomnus Sleep Technologies, Inc.
5675 Gibraltar Dr.
Pleasanton, CA 94588
Attn: Len Liptak, Chief Executive Officer
Email: lliptak@prosomnus.com

With a copy to, but which shall not constitute notice:

Littler Mendelson, P.C.
50 West San Fernando Street, 7th Floor
San Jose, CA 95113-2434
Attn: Anne Sanchez LaWer, Shareholder
Email: alawer@littler.com

If to the Executive:

Dr. Mark Murphy
724 Brookwood Lane
Rochester Hills, MI 48308
mtmurphydds@gmail.com

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

11.2Severability. Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. If any benefit or treatment is stated in form or substance as to be in actual or possible conflict with applicable law, the applicable law shall prevail in the stead of any statements contained in this Agreement.

11.3Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

11.4Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all Parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

11.5Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Michigan without giving effect to principles of conflicts of law of such state.

11.6Survivorship. The provisions of this Agreement necessary to carry out the intention of the Parties as expressed herein shall survive the termination or expiration of this Agreement.

11.7Waiver. The waiver by either Party of the other Party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any Party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such Party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving Party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11.8Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

11.9Construction. The Parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated Parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both Parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting Party shall not be applicable to this Agreement.

11.10Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and the successors and permitted assigns. This Agreement shall automatically inure to the benefit of and be enforceable by the Company with a protectable interest covered by this Agreement, and any successors and assigns thereof without the need for any further agreement by Executive. Executive agrees to the assignment of this Agreement and all rights and obligations hereunder by the Company, including, but not limited to, an assignment in connection with any merger, sale, transfer or acquisition consummated by Company or any of its subsidiaries, affiliates or divisions, or relating to all or part of its assets or the assets of its subsidiaries, affiliates or divisions. Executive shall have no right to assign Executive’s rights, benefits, duties, obligations or other interests in this Agreement, it being understood that this Agreement is personal to Executive.  Company shall have the right to assign, without further notice to Executive, any intellectual property rights conferred by Executive to Company herein.

11.11Representation by Counsel. Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from Executive’s own attorney regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s, its affiliate’s or their respective directors, officers, employees, or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

11.12Cooperation. Executive agrees that, for a period of 12-months following termination of this Agreement, Executive shall respond to all reasonable inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during the Employment Period, and Executive further agrees to reasonably cooperate with the Company or its affiliates in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Company or its affiliates relating to the Employment Period and with respect to matters which the Executive has knowledge or information.

11.13This Agreement Controls. If there is any conflict or dispute between this Agreement and any other agreement between Executive and the Company concerning the subject matter hereof, the terms of this Agreement shall control.

[Signature Page Follow]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the Parties hereto have executed and delivered this Agreement as of the year and date first above written.

EXECUTIVE Dr. Mark Murphy	COMPANY By:

Date: _________________________	Date: _________________________

EXHIBIT A

RELEASE AND WAIVER AGREEMENT

In consideration my ongoing employment pursuant to the terms of the Employment Agreement dated [_____] to which this form is attached, I, Mark Murphy, hereby furnish ProSomnus Sleep Technologies, Inc., (the “Company”) and its parent company,  affiliates and/or subsidiaries, and their respective officers, directors, owners, shareholders, managers, partners, agents, employees, employee benefit plans and fiduciaries, trustees, members, insurers, successors, and assigns (collectively referred to as “Released Parties”) with the following release and waiver (“Release and Waiver”).

1.  Release and Waiver. I understand and agree that this Release and Waiver will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever that may be legally waived by private agreement, whether known, unknown or suspected to exist, which I ever had or may now have against the Released Parties that may be lawfully released by private agreement, from the beginning of time up to the Effective Date of this Release Agreement  (which shall be defined as the eighth date after the day on which you return this Release Agreement to the Company with my signature on it), including, without limitation, any claims, demands, liabilities and causes of action arising from my employment with the Company and my termination of employment, including any and all claims for vacation pay, bonuses, or any other forms of compensation from the Company and any and all claims arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the ”Released Claims”).

By way of example and not in limitation of the above, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”), Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Equal Pay Act, and the Worker Adjustment Retraining and Notification Act, all as amended, and any claim under and any claim of unlawful discrimination or retaliation of any kind under the laws of the State of Michigan, including but not limited to any claims under the Elliott-Larsen Civil Rights Act, the Michigan Persons With Disabilities Civil Rights Act, the Michigan Wage Payment Act (MCL Section 408.471), the Polygraph Protection Act of 1981, the Michigan Whistleblower’s Protection Act (MCLA Section 15.361), and the Bullard-Plawecki Right to Know Act, and any other  claims arising under the laws of the State of Michigan or applicable Michigan municipalities, and any amendments to any such laws; and/or any other claims under Michigan state law and/or Michigan common law, and  any other applicable state, county, or local fair employment practice law or ordinance, the National Labor Relations Act, unvested rights under the Employment Retirement Income Security Act (“ERISA”), as well as any claims asserting discrimination based upon age, race, color, sex, national origin, disability, religion, sexual orientation, marital status, entitlement to benefits, or any other protected status; wrongful termination; harassment; breach of contract; breach of the covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; retaliation; whistleblowing; defamation; invasion of privacy; and claims related to disability.  Released Claims shall also include, but not be limited to, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit.  I likewise release the Released Parties from any and all claims or potential claims for damages or relief of any kind, including but not limited to back pay, front pay, compensatory damages, punitive damages, experts’ fees, attorneys’ fees, costs, disbursements and/or the like, or for equitable relief and reinstatement.

In addition, by signing this Release and Waiver, I understand and agree that I will not bring and I am waiving any right to initiate any legal action in state or federal court by ne or on my behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, or any other protected status, or involving any contract or tort claims based on my termination from the Company and/or any other terms or conditions of employment at the Company and/or any other Released Claim. Further, by signing this Release and Waiver, I  agree that I am also waiving and releasing any claims for additional compensation, benefits, or any type of damages that could be made and/or any right to seek or recover any type of individual relief in connection with any of the Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by me or on my behalf by any person or entity in any such legal action.

I further acknowledge that if I sign this Release and Waiver prior to the expiration of twenty-one (21) days after receiving it, or if I choose not to consult legal counsel, then I do so freely and knowingly, and I agree that by doing so I have waived any and all claims that such action or inaction would affect the validity of the Release and Waiver.

2. No Claims Filed. Except as otherwise provided in Paragraph 3 of this Release, I agree and covenant not to file any action, suit, complaint, claim, grievance, demand for arbitration or other proceeding against the Company, either individually or as a member of a class in any class or collective action, in any court or other forum with regard to any claim, demand, liability, obligation or matter arising out of my employment with the Company or otherwise. I hereby represent that no action, suit, complaint, claim, grievance, demand for arbitration or other proceeding is currently pending against the Company in any court or other forum relating directly or indirectly to my employment with the Company, or otherwise. Further, by signing this Release and Waiver, I agree that I am also waiving and releasing any claims for additional compensation, benefits, or any type of damages that could be made by me or on my behalf by any person or entity in any such legal action.

3. No Interference with Rights. I understand that nothing in this Release and Waiver, shall be construed to prohibit me from: (a) filing a charge with, or participating or cooperating in any investigation or proceeding conducted by, the National Labor Relations Board, Equal Employment Opportunity Commission, the Securities and Exchange Commission, Department of Labor and/or any federal, state or local agency, including providing documents or any other information, or (b) challenging the validity of this Agreement under the ADEA or the OWBPA, or (c) exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Release and Waiver, I understand that I am waiving my right to receive individual relief based on claims asserted in any such charges or complaints, except for any right I may have to receive a payment from a government agency (and not the Company) for information provided to the government agency. I understand that my release of claims as contained in this Release and Waiver does not extend to any rights I may have under any laws governing the filing of claims for unemployment, disability insurance and/or workers’ compensation benefits. I further understand that nothing herein shall preclude me from: (a) challenging any failure by the Company to comply with its promises to make payment and provide other consideration as set forth in this Release and Waiver or (b) seeking any vested rights or benefits to which I am legally entitled pursuant to any Company sponsored benefit plan. I acknowledge that, except as specifically provided in this Release and Waiver, I am not entitled to any other further compensation or benefits of any kind based on my employment at the Company, except as otherwise set forth above and in the Employment Agreement.  I further acknowledge and agree that I have not suffered any on-the-job injury for which I have not already filed a claim.

I acknowledge that, among other rights, if I am age 40 or older, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration of my continued employment given for this Release and Waiver is not something to which I was otherwise entitled.

Pursuant to the OWBPA, I have been advised: (1) to consult an attorney regarding this Release and Waiver before executing it, including whether to sign it; (2) I am waiving rights or claims which may be waived by law in exchange for valuable consideration; (3) that rights or claims, including those arising under the ADEA, that may arise after the date this Release and Waiver is executed are not waived; (4) that I have twenty-one (21) days from the date of receipt of this Release and Waiver to sign and return it (“Consideration Period”); (5) that changes, whether material or immaterial, do not restart the running of the Consideration Period; (6) that I may sign this Release and Waiver before the end of the Consideration Period.  If I sign this Release and Waiver before the end of the Consideration period, it is because I freely chose to do so after carefully considering its terms, and I am knowingly and voluntarily waiving the remainder of the Consideration Period.  I further agree that the Company has made no threats or promises to induce me to sign this Release and Waiver earlier; (7) that at any time within seven (7) days after executing this Release and Waiver, I may revoke it.  If the revocation period expires on a weekend or holiday, I will have until the end of the next business day to revoke; and (8) that if I do not revoke this Release and Waiver within the Revocation Period, it will become final, binding and effective on the day after the end of the Revocation Period.

Dr. Mark Murphy	COMPANY By:

Date: ____________________	Date: ____________________

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
(Dated August 27, 2017)

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(Dated_________)

EMPLOYEE CONFIDENTIALITY AGREEMENT

(Dated_________)

B

Proprietary Information and Inventions Agreement

In consideration of my continued employment by ProSomnus Sleep Technologies, Inc. and its affiliates and/or subsidiaries (the “Company”), and the compensation hereafter paid to me, I, Mark Murphy hereby agree as follows:

1.Nondisclosure.

1.1Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the Chief Executive Officer of the Company expressly authorizes such in writing. I will obtain the Chief Executive Officer’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information, and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and/or its parent, affiliates or related companies. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, research, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, contracts, budgets and unpublished financial statements, information regarding profits and/or costs, licenses, prices and costs, company vendors and contractors and their private information; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3Defend Trade Secrets Act Information. I understand that, notwithstanding the foregoing limitations on the disclosure of trade secrets, I may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a proceeding against the Company in connection with my report of a suspected legal violation, I may disclose the trade secret to the attorney representing me and use the trade secret in the court proceeding, if I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

1.4Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel, as applicable, who need to know such information in connection with their work for the Company, as applicable) or use, except in connection with my work for the Company, Third Party Information unless

Proprietary Information and Inventions Agreement

expressly authorized by an officer of the Company in writing, as applicable.

1.5No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.Assignment of Inventions.

2.1Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2Prior Inventions. I have set forth on Exhibit-2 (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions”.

2.4Non-assignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a non-assignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit-1 (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others, including any that I believe qualify for protection under Labor Code Section 2870. I will preserve the confidentiality of any Invention that

Proprietary Information and Inventions Agreement

does not fully qualify for protection under Section 2870.

2.6Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire”, pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, as applicable, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company and/or the business of any of it parent or affiliated companies. I agree further that for the period of my employment by the Company and for one (l) year after the date of the voluntary or involuntary termination of my employment by the Company I will not directly or indirectly solicit, recruit or induce (nor assist anyone else in soliciting, recruiting or inducing) any employee of the Company to leave the employ of the Company.

5.No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

Proprietary Information and Inventions Agreement

6.Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, broker lists, customer lists, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.Legal and Equitable Remedies. In order to prevent irreparable harm to myself or the Company from any breach of this Agreement, the Company and I shall both have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the parties may have for a breach of this Agreement.

8.Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address and in the manner specified in Section 7 of the Employment Agreement.

9.Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.General Provisions.

10.1Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within

California between California residents. Any disputes arising out of or relating to this Agreement shall be resolved as provided for in Section 19 of the Employment Agreement.

10.2Severability. In case any one or more of the terms, words, phrases or provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other terms, words, phrases or provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable term, word, phrase or provision had never been contained herein. If moreover, any one or more of the terms, words, phrases or provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns, and parent and affiliated companies, its successors and assigns.

10.4Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5Employment. I agree and understand that nothing in this Agreement shall confer any additional right with respect to the continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or notice. Such rights, if any, shall be governed exclusively by the Employment Agreement.

Proprietary Information and Inventions Agreement

10.6Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. Neither the Company nor its parent or affiliated companies shall be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us, provided that the terms of this Agreement are intended to supplement, and not replace or supersede, the terms of the Employment Agreement, including all Exhibits thereto. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit-1 to this Agreement.

I Understand that this Agreement may contain covenants, restrictions or other provisions that address similar or related topics that are addressed in my Employment Agreement, including, but not limited to, all Exhibits referenced in my Employment Agreement (the “Employment Agreement”). I further understand and agree that the provisions of this Agreement are intended to Supplement, and Not Replace or supersede, Any Similar or Related Provisions Contained in the Employment Agreement. Therefore, to the extent there is any conflict or overlap between the provisions of this Agreement and the provisions of the Employment Agreement, I agree that the Company may enforce, or seek to enforce, any provision of this Agreement and/or the Employment Agreement.

Dated: _____________________________________

Employee Signature

Accepted and Agreed To:

ProSomnus Sleep Technologies, Inc.

By: ____________________________

Title:

Dated:

Exhibit-1

LIMITED EXCLUSION NOTIFICATION

This is to notify The Employee in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between the Employee and the Company does not require the Employee to assign or offer to assign to the Company any invention that the Employee developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;
2.	Result from any work performed by The Employee for the Company.

To the extent a provision in the foregoing Agreement purports to require the Employee to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I acknowledge receipt of a copy of this notification.

Mark Murphy

Date:

Witnessed by:

EXHIBIT 1 Limited Exclusion Notice

Exhibit-2

TO:ProSomnus Sleep Technologies, Inc.

FROM:Mark Murphy

DATE:_______________, 2023

SUBJECT:Previous Inventions

1.      Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by ProSomnus Sleep Technologies, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my start date by the Company:

☐No inventions or improvements.

☐See below:

☐Additional sheets attached.

2.      Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or ImprovementParty(ies)Relationship

1.

2.

3.

☐Additional sheets attached.

Employee Confidentiality Agreement

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL, TRADE SECRET AND PROPRIETARY INFORMATION DURING AND AFTER MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Employee Signature

ACCEPTED AND AGREED TO:

ProSomnus Sleep Technologies, Inc.

By:

Name:

Title:

Address:ProSomnus Sleep Technologies, Inc.

5675 Gibraltar Dr.

Pleasanton, CA 94588

Employee Confidentiality Agreement

Employee Confidentiality Agreement

This Confidentiality Agreement is entered into this (DATE) ________________ by and between ProSomnus Sleep Technologies, Inc. hereinafter called “Employer,” and (NAME) __________________, hereinafter called “Employee,” with reference to the following facts:

Whereas, Employee desires to be employed by Employer; and whereas, Employer is desirous of divulging certain of its trade secrets and confidential processes to Employee in order for Employer to operate its business, and for Employee to properly discharge Employee’s duties, and

Whereas, Employer and Employee wish to enter into this Agreement to set forth the rights and duties of the parties concerning such trade secrets and confidential processes and other terms of employment, the parties agree as follows:

1.

Employee specifically agrees that employee will not at any time, whether during or subsequent to the term of Employee’s employment by Employer, in any fashion, form or manner, unless specifically consented to in writing by Employer either directly or indirectly use or divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of employer, including, without limiting the generality of the foregoing, the buying habits or practices of any of its customers, its marketing methods and related data, information regarding its vendors or suppliers, cost of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales costs, manufacturing processes, procedures or inventions, lists or other written records used in Employer’s business, compensation paid to other employees and terms of employment regarding other employees, the work habits or skill levels of other employees, or any other confidential or non-public information, about or concerning the business of Employer, its manner of operation, or other confidential data of any kind, nature, or description, and the parties hereto stipulate that as between them, the same are important, material, and confidential trade secrets that affect the successful conduct of the Employer’s business, and its good will, and that any breach of any term of this paragraph is a material breach of the Agreement.  All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, or other written graphic records, and the like, affecting or relating to the business of Employer, which Employee shall prepare, use, construct, observe, possess or control shall be and remain the Employer's sole property.  Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit Employee from disclosing Employee’s own wages or other employment terms as provided by law.

2.

Employee understands and acknowledges that employment with the Company is for an unspecified duration and constitutes “at-will” employment.  Employee also acknowledges that this employment relationship may be terminated at any time, for any or no reason, at

Employee Confidentiality Agreement

the option either of the Company or Employee, with or without notice. Employee understands that no modification to this “at-will” employment arrangement can be made unless specifically documented in writing and signed by the CEO of the Company.

3.

In the event of termination of employment with Employer, Employee agrees to immediately deliver to Employer, all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written or graphic records, and the like, relating to Employer’s business, which are or have been in the possession or under his control.  Employee understands that “immediately” for purposes of this paragraph means within 24 hours of the Employee’s termination.

4.

During the period in which Employee is employed by Employer, Employee agrees that Employee will not, directly or indirectly, own an interest in, operate, join, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder, or principal of any cooperation, partnership, proprietorship, firm, association, person, or other entity producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment and/or services which directly and/or indirectly compete with Employer’s products or Employer’s business as a dental laboratory.  However, this Agreement does not prohibit Employee from investing in publicly traded companies in which Employee does not have a controlling interest.

5.

During the period in which Employee is employed by Employer, Employee shall devote his or her entire time, energies, abilities and attention to the business of Employer and shall work for no other person during Employee’s employment with Employer without obtaining the prior written consent of Employer.

6.

During the time that Employee is employed by Employer and for a period of twelve (12) months after Employee ceases to be employed with Employer, Employee agrees Employee will not, directly or indirectly, either for himself or for any other person, firm or corporation or entity, divert or take away or attempt to divert or take away, or call on or solicit or attempt to call on or solicit, any of the Employer’s customers or patrons, including but not limited to those upon whom he called or whom he solicited or to whom he catered or with whom he became acquainted while engaged as an employee in Employer’s business.  Employee acknowledges and agrees that for purposes of this paragraph, the term “confidential information” includes that information identified in paragraphs 1 and 7 of this Agreement.

7.

Employee acknowledges and agrees that the identity, skill levels, and compensation received by Employer’s other employees constitutes confidential information and that the use or disclosure of such confidential information would likely cause material harm to the Company.  In consideration for being provided with this confidential Company information, Employee agrees that during the time that the Employee is employed by Employer, and during the post termination period of twelve (12) months, Employee agrees that Employee will not use the Employer’s confidential or trade secret information to directly or indirectly, or by action in concert with others, induce or influence, or seek to induce or influence, any person who is

Employee Confidentiality Agreement

engaged as an employee, agent, or independent contractor or otherwise by Employer to terminate his or her employment or engagement with Employer.  Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit Employee from disclosing Employee’s own wages or other employment terms as provided by law.

8.

Employee’s obligations under this Agreement shall continue in effect beyond the employment period, and the obligations shall be binding on Employee’s assign, heirs, executors, administrators and other legal representatives.

9.

If Employer prevails in any legal action brought to enforce or interpret the terms of this Agreement, including any action involving any asserted breach of this Agreement, Employer shall be entitled to recover its reasonable costs and expenses, including reasonable attorney’s fees, including costs incurred prior to commencement of legal action, and all costs and expenses, including reasonable attorney’s fees, incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions.

10.

Either party’s failure to enforce the provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party hereafter from enforcing each and every other provision of this Agreement.

11.

Employee agrees that the breach of this Agreement, or any of its covenants, could not reasonably or adequately be compensated in damages in an action at law and that Employer shall be entitled to injunctive relief, which may include but shall not be limited to restraining Employee from divulging, disclosing or communicating any confidential trade secrets or process.  However, no remedy conferred by any of the specific provisions of the Agreement is intended to be exclusive of any other remedy, and each and every remedy given thereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The election of any one or more remedies by Employer shall not constitute a waiver of the right to pursue other available remedies.

12.

The parties hereto agree that it is their intention to covenant that this Agreement and performance under, and all suits and special proceeding that may ensue from its breach, be construed in accordance with and under the laws of the State of California.

13.

Employee understands and agrees that the terms and conditions included in the Employer’s Proprietary Information and Inventions Agreement are incorporated herein and nothing in this Confidentiality Agreement is intended to contradict or supersede the terms therein.

14.

Employee represents and warrants that s/he is free to enter into this Agreement and to perform each of the terms and covenants of it.  Employee represents and warrants that s/he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his/her execution and performance of this Agreement is not a violation or a breach of any other person or entity.  Employee represents and warrants that s/he has read and understands this agreement and the content thereof, and Employee

Employee Confidentiality Agreement

acknowledges his/her right to seek consultation with and assistance of an attorney concerning this Agreement.

__________________________________________________________

EmployeeDate

__________________________________________________________

Company RepresentativeDate

Employee Confidentiality Agreement

EXHIBIT C

CODE OF BUSINESS CONDUCT

Exhibit C Code of Business Conduct

EXHIBIT D

*FORM OF RELEASE AGREEMENT*

*DO NOT SIGN*

In consideration for the separation benefits set forth in Section 6 of the Employment Agreement dated [_____] (the “Employment Agreement”) to which this form is attached, I, Mark Murphy, hereby furnish ProSomnus Sleep Technologies, Inc., (the “Company”) and its parent company,  affiliates and/or subsidiaries, and their respective officers, directors, owners, shareholders, managers, partners, agents, employees, employee benefit plans and fiduciaries, trustees, members, insurers, successors, and assigns (collectively referred to as “Released Parties”) with the following release and waiver (“Release and Waiver”).

1.  Release and Waiver. I understand and agree that this Release and Waiver will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever that may be legally waived by private agreement, whether known, unknown or suspected to exist, which I ever had or may now have against the Released Parties that may be lawfully released by private agreement, from the beginning of time up to the Effective Date of this Release Agreement  (which shall be defined as the eighth date after the day on which you return this Release Agreement to the Company with my signature on it), including, without limitation, any claims, demands, liabilities and causes of action arising from my employment with the Company and my termination of employment, including any and all claims for vacation pay, bonuses, or any other forms of compensation from the Company and any and all claims arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the ”Released Claims”).

By way of example and not in limitation of the above, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”), Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Equal Pay Act, and the Worker Adjustment Retraining and Notification Act, all as amended, and any claim under and any claim of unlawful discrimination or retaliation of any kind under the laws of the State of Michigan, including but not limited to any claims under the Elliott-Larsen Civil Rights Act, the Michigan Persons With Disabilities Civil Rights Act, the Michigan Wage Payment Act (MCL Section 408.471), the Polygraph Protection Act of 1981, the Michigan Whistleblower’s Protection Act (MCLA Section 15.361), and the Bullard-Plawecki Right to Know Act, and any other  claims arising under the laws of the State of Michigan or applicable Michigan municipalities, and any amendments to any such laws; and/or any other claims under Michigan state law and/or Michigan common law, and  any other applicable state, county, or local fair employment practice law or ordinance, the National Labor Relations Act, unvested rights under the Employment Retirement Income Security Act (“ERISA”), as well as any claims asserting discrimination based upon age, race, color, sex, national origin, disability, religion, sexual orientation, marital status, entitlement to benefits, or any other protected status; wrongful termination; harassment; breach of contract;

breach of the covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; retaliation; whistleblowing; defamation; invasion of privacy; and claims related to disability.  Released Claims shall also include, but not be limited to, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit.  I likewise release the Released Parties from any and all claims or potential claims for damages or relief of any kind, including but not limited to back pay, front pay, compensatory damages, punitive damages, experts’ fees, attorneys’ fees, costs, disbursements and/or the like, or for equitable relief and reinstatement.

In addition, by signing this Release and Waiver, I understand and agree that I will not bring and I am waiving any right to initiate any legal action in state or federal court by ne or on my behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, or any other protected status, or involving any contract or tort claims based on my termination from the Company and/or any other terms or conditions of employment at the Company and/or any other Released Claim. Further, by signing this Release and Waiver, I  agree that I am also waiving and releasing any claims for additional compensation, benefits, or any type of damages that could be made and/or any right to seek or recover any type of individual relief in connection with any of the Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by me or on my behalf by any person or entity in any such legal action.

I further acknowledge that if I sign this Release and Waiver prior to the expiration of twenty-one (21) days after receiving it, or if I choose not to consult legal counsel, then I do so freely and knowingly, and I agree that by doing so I have waived any and all claims that such action or inaction would affect the validity of the Release and Waiver.

2. No Claims Filed. Except as otherwise provided in Paragraph 3 of this Release, I agree and covenant not to file any action, suit, complaint, claim, grievance, demand for arbitration or other proceeding against the Company, either individually or as a member of a class in any class or collective action, in any court or other forum with regard to any claim, demand, liability, obligation or matter arising out of my employment with the Company or otherwise. I hereby represent that no action, suit, complaint, claim, grievance, demand for arbitration or other proceeding is currently pending against the Company in any court or other forum relating directly or indirectly to my employment with the Company, or otherwise. Further, by signing this Release and Waiver, I agree that I am also waiving and releasing any claims for additional compensation, benefits, or any type of damages that could be made by me or on my behalf by any person or entity in any such legal action.

3. No Interference with Rights. I understand that nothing in this Release and Waiver, shall be construed to prohibit me from: (a) filing a charge with, or participating or cooperating in any investigation or proceeding conducted by, the National Labor Relations Board, Equal Employment Opportunity Commission, the Securities and Exchange Commission, Department of Labor and/or any federal, state or local agency, including providing documents or any other information, or (b) challenging the validity of this Agreement under the ADEA or the OWBPA, or (c) exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Release and Waiver, I understand that I am waiving my right to receive individual relief based on claims asserted in any such charges or complaints, except for any right I may have to receive a payment from a government agency (and not the Company) for information provided to the government agency. I understand that my release of claims as contained in this Release and Waiver does not extend to any rights I may have under any laws governing the filing of claims for unemployment, disability insurance and/or workers’ compensation benefits. I further understand that nothing herein shall preclude me from: (a) challenging any failure by the Company to comply with its promises to make payment and provide other consideration as set forth in this Release and Waiver or (b) seeking any vested rights or benefits to which I am legally entitled pursuant to any Company sponsored benefit plan. I acknowledge that, except as specifically provided in this Release and Waiver, I am not entitled to any other further compensation or benefits of any kind based on my employment at the Company, except as otherwise set forth above and in the Employment Agreement.  I further acknowledge and agree that I have not suffered any on-the-job injury for which I have not already filed a claim.

I acknowledge that, among other rights, if I am age 40 or older, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is not something to which I was otherwise entitled.

Pursuant to the OWBPA, I have been advised: (1) to consult an attorney regarding this Release and Waiver before executing it, including whether to sign it; (2) I am waiving rights or claims which may be waived by law in exchange for valuable consideration; (3) that rights or claims, including those arising under the ADEA, that may arise after the date this Release and Waiver is executed are not waived; (4) that I have twenty-one (21) days from the date of receipt of this Release and Waiver to sign and return it (“Consideration Period”); (5) that changes, whether material or immaterial, do not restart the running of the Consideration Period; (6) that I may sign this Release and Waiver before the end of the Consideration Period.  If I sign this Release and Waiver before the end of the Consideration period, it is because I freely chose to do so after carefully considering its terms, and I am knowingly and voluntarily waiving the remainder of the Consideration Period.  I further agree that the Company has made no threats or promises to induce me to sign this Release and Waiver earlier; (7) that at any time within seven (7) days after executing this Release and Waiver, I may revoke it.  If the revocation period expires on a weekend or holiday, I will have until the end of the next business day to revoke; and (8) that if I do not revoke this Release and Waiver within the Revocation Period, it will become final, binding and effective on the day after the end of the Revocation Period.

Dr. Mark Murphy	ProSomnus Sleep Technologies, Inc. By:
Date: _________________	Date: ________________